NEOS ETF TRUST 485BPOS

Exhibit 99. (i)(2)

September 29, 2025

NEOS ETF Trust

13 Riverside Ave

Westport, CT 06880

Re:	NEOS ETF Trust - File Nos. 333-253997 and 811-23645

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 190 to the NEOS ETF Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 193 under the Securities Act of 1933 (Amendment No. 194 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP